News Release

Patty Meinecke, Goodrich Media		Goodrich Corporation

Phone:	704 423 7060	Four Coliseum Centre

or		2730 West Tyvola Road

Jay McCaffrey, TRW Media		Charlotte, NC 28217-4578

Phone:	216 291-7179	Tel: 704 423 7000

Paul Gifford, Goodrich Investor Relations		Fax: 704 423 7127

Phone:	704 423 5517	www.goodrich.com

or

Ron Vargo, TRW Investor Relations

Phone:	216 291-7506

Goodrich to Acquire TRW Aeronautical Systems

•	Excellent strategic fit, creating new platforms and new growth opportunities

•	Cash purchase price of $1.5 billion, expected to be financed through combination of debt and equity-linked securities

•	Enhances Goodrich’s position as a top-tier aerospace systems company

•	Accretive in first full year, including synergies

CHARLOTTE, NC, June 18, 2002 – Goodrich Corporation (NYSE: GR) announced today that it has entered into a definitive agreement to acquire TRW Inc.’s (NYSE: TRW) Aeronautical Systems businesses for $1.5 billion in cash. The transaction, which has been approved by the Boards of Directors of Goodrich and TRW Inc., is expected to be permanently financed by a combination of debt and equity-linked securities. Expected to be completed in the fourth quarter of 2002, the transaction is subject to approval by U.S. and European regulatory agencies.

Under the terms of the agreement, Goodrich will acquire businesses with strong positions in commercial and military aerospace, including flight controls, cargo systems, engine control systems, power and utility systems, and missile actuation. All of the businesses have excellent proprietary positions, patents and technology, and a large installed product base, which supports a strong aftermarket sales mix. The businesses significantly enhance Goodrich’s global position with 54% of product sales in Europe and approximately 6,200 employees in 22 facilities in nine countries, including manufacturing and service operations in the United Kingdom, France, Germany, Canada, the United States and several Asia/Pacific countries.

“This is a strategically important acquisition for us as we continue to add value by building on our core aerospace base,” said David L. Burner, Goodrich’s chairman and chief executive officer. “The integration of Aeronautical Systems with Goodrich will significantly strengthen our position as a top-tier aerospace systems supplier and further deepen our longstanding relationships with shared customers worldwide. The 55/45 sales split between original equipment and aftermarket adds to our already balanced business mix, and Aeronautical Systems’ military business, which accounts for 25% of sales, complements our growing presence in that important sector. The combination of our businesses will enhance Goodrich’s product and systems offerings to the benefit of customers, suppliers, employees and investors.”

TRW Aeronautical Systems had 2001 revenue of $1.1 billion and EBITDA, before special items, of $180 million, as compiled under TRW management reporting guidelines. The company expects that annual cost savings of approximately $30-$40 million, net of anticipated incremental costs, will be realized within the first three years after completion of the acquisition. Goodrich expects that the transaction will be accretive to 2003 earnings per share, excluding special items and inventory step-up accounting (the difference between the original book value of the inventory and the fair market value of the inventory upon acquisition), and including cost savings from synergies resulting from the acquisition. Accretion estimates are also based on preliminary intangible asset valuations and amortization assumptions under SFAS No. 142, which are subject to change. The transaction will be structured to allow Goodrich to deduct goodwill for tax purposes.

Merrill Lynch is serving as financial advisor to Goodrich for this transaction.

With 2001 aerospace sales of $4.2 billion, Goodrich Corporation (NYSE: GR) is a leading worldwide supplier of aerospace components, systems and services. Headquartered in Charlotte, North Carolina, Goodrich is ranked by Fortune magazine as one of the “Most Admired” aerospace companies and is included on Forbes magazine’s “Platinum List” of America’s best big companies. For more information visit http://www.goodrich.com.

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or “plan”, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: the extent to which the Company is successful in acquiring and integrating TRW’s Aeronautical Systems business; global demand for aircraft spare parts and aftermarket services; the impact of the terrorist attacks on September 11, 2001 and their aftermath; the timing related to restoring consumer confidence in air travel; the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry; the extent to which the Company is able to achieve savings from its restructuring plans; the solvency of Coltec Industries Inc at the time of and subsequent to the EnPro spin-off; demand for and market acceptance of new and existing products, including potential cancellation of orders by commercial customers; successful development of advanced technologies; competitive product and pricing pressures; continued operation of Fairchild Dornier and commitment to the 728 and 928 programs; success of the Airbus A380 and Lockheed Martin Joint Strike Fighter programs; SFAS No. 142 goodwill impairment analysis; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the Company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the Company has no control; and the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

The Company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

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